Exhibit 28(h)(6)

KALMAR POOLED INVESTMENT TRUST

SHAREHOLDER SERVICES PLAN

INVESTOR CLASS SHARES

WHEREAS, Kalmar Pooled Investment Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust and Kalmar Investment Advisers (the “Adviser”) have entered into an Investment Advisory Agreement, pursuant to which the Trust, on behalf of its series the Kalmar “Growth-with-Value” Small Cap Fund (the “Fund”), employs the Adviser as investment adviser to the Trust; and

WHEREAS, the Trust desires to compensate certain parties for providing the services described herein to shareholders (the “Shareholders”) who from time to time beneficially own shares of beneficial interest of the Investor Class (“Shares”) of the Fund;

NOW, THEREFORE, the Trustees of the Trust hereby adopt this shareholder services plan (the “Plan”) on the following terms and conditions:

Section 1. The Plan has been adopted to enable the Fund to directly or indirectly bear expenses for providing shareholder services. The Fund is authorized, pursuant to this Plan, to make or direct payments on behalf of the Fund to any shareholder servicing agent (“Service Organization”) with which it, its principal underwriter or its affiliates have entered into a shareholder servicing agreement.

Section 2. The Fund shall pay compensation for shareholder services in an amount not to exceed 0.25% of the average daily net assets of the Shares of the Fund. The amount of such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees and the Service Organization shall mutually agree. Shareholder services may be performed by the Adviser or its affiliates, or the Adviser or its affiliates may enter into agreements with broker-dealers or other financial institutions, including fiduciaries and administrators of employee benefit plans, for the performance of such services. Shareholder services may include, but are not limited to, the following services: (a) establishing and maintaining customer accounts and records; (b) aggregating and processing purchase and redemption requests from customers and placing net purchase and redemption orders with the Fund or the Fund’s distributor; (c) automatically investing customer account cash balances; (d) providing periodic statements to their customers; (e) arranging for bank wires; (f) answering routine customer inquiries concerning their investments in the shares offered in connection with this Plan and related distribution agreement; (g) assisting customers in changing dividend options, account designations and addresses; (h) performing sub-accounting functions; (i) processing dividend payments from the Fund on behalf of customers; (j) forwarding certain shareholder communications from the Fund (such as proxies, shareholder reports and dividend, distribution and tax notices) to customers; and (k) providing such other similar services as may be reasonably requested to the extent they are permitted to do so under applicable statutes, rules and regulations.

Section 3. This Plan shall not take effect with respect to the Fund until it has been approved by vote of the majority of the Trustees of the Trust.

Section 4. This Plan shall continue in effect for a term of one year. Thereafter, this Plan shall continue in for so long as its continuance is specifically approved at least annually in the manner provided in Section 3 herein for the approval of this Plan.

Section 5. The Adviser shall provide, or cause to be provided, to the Board of Trustees of the Trust and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

Section 6. This Plan may be terminated at any time by the vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Fund.

Section 7. This Plan may be amended at any time by the vote of a majority of the Trustees.

Section 8. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of this Plan or such agreements, as the case may be, the first two years in an easily accessible place.

Adopted: February 26, 2013